FOR IMMEDIATE RELEASE

INVESTOR AND MEDIA CONTACTS:

Anthony S. Cleberg         Colleen T. Bauman
Chief Financial Officer    Investor Relations
(248) 340-9090             (248) 340-7731

                           CHAMPION ENTERPRISES, INC.
                             COMMENTS ON OUTLOOK AND
                          ANNOUNCES IMPAIRMENT CHARGES

                          CONFERENCE CALL SCHEDULED FOR
              11:00 A.M. EASTERN TIME ON FRIDAY, DECEMBER 15, 2000
                          CALL-IN NUMBER (973) 633-1010
                          REPLAY NUMBER (877) 790-4181

         AUBURN HILLS, MICH., DECEMBER 13, 2000--CHAMPION ENTERPRISES, INC. (NYSE: CHB), the nation's leading housing manufacturer, today announced that it expects a net loss in the range of $3.02 to $3.04 per diluted share for the fourth quarter ending December 30, 2000. The loss consists of an estimated $0.31 to $0.33 per share loss from operations, before non-goodwill asset impairment charges of $0.08 per share, and goodwill impairment charges of $2.63 per share. For the three-month period, revenues are expected to be approximately $390 million. In the fourth quarter of 1999, the company had revenues of $568 million and net income of $0.12 per diluted share.

         Champion continues to be affected by lower industry retail sales, which were off 29.1 percent in the third quarter and 32.7 percent in September alone. This trend continued in the fourth quarter, with lower consumer traffic affecting sales at company-owned stores and independent retailers. Consistent with its strategy to keep capacity and inventories in line with consumer demand, the company made additional reductions in the number of sales locations and inventory levels.

         Due to low retail traffic and sales volume, in the fourth quarter the company expects to close or consolidate 25 sales centers. These closings will bring total retail closures to 54 locations in the last half of the year. Included in the $0.31 to $0.33 per share loss from operations is approximately $1.5 million for pretax lease termination costs from retail store closings and $2.0 million of pretax losses related to the company's efforts to reduce inventories at company-owned stores. The $0.08 per share for non-cash asset impairment charges, other than for goodwill, consists of the following pretax amounts to write down impaired fixed assets: $1.5 million for manufacturing, $2.5 million for development operations and $2.5 million for retail.


                                     (more)

CHB/2

         Industry conditions have caused Champion to reassess the valuation and estimated useful life of its goodwill. As a result, in this year's fourth quarter the company will record a non-cash impairment charge of $190 million ($124.3 million after tax or $2.63 per diluted share) primarily related to retail goodwill. Champion is also reducing the amortization period for retail goodwill from 40 years to 20 years. Following the impairment charge the company will have $274 million of goodwill, net of amortization, on its balance sheet.

         Chairman, President, and Chief Executive Officer, Walter R. Young, commented, "We are disappointed to report losses and impairment charges, but the closing of additional sales locations and the write down of goodwill is prudent. Industry conditions of tightened consumer credit standards, repossessions, excess inventory and higher interest rates continue to affect sales and profits. We will begin 2001 with manufacturing and retail capacity, as well as inventory levels, in line with expected demand.

         "We remain committed to managing the company for cash," Young continued. "We generated $82 million of cash flow from operations through this year's third quarter and expect to be cash flow positive for the fourth quarter. Currently, the company has more than $35 million in cash and no borrowings under its bank facility. Year-to-date, debt has been reduced by $53 million. Inventory levels, working capital needs, and contingent repurchase obligations continue to be carefully monitored and reduced. We are dedicated to managing the business for short-term liquidity, while positioning the company for long-term growth.

         "We are glad to get this year behind us and pleased with the progress we made in improving our position in the industry and with our contribution toward balancing the industry's capacity and inventories to overall demand. Although substantial progress was made this year, next year could be challenging if industry conditions and reduced retail traffic levels continue. We are expecting a loss in the seasonally weak first quarter," Young concluded.

         Champion Enterprises, Inc., headquartered in Auburn Hills, Michigan, is the industry's leading manufacturer and has produced more than 1.5 million homes since the company was founded. The company operates 53 homebuilding facilities in 17 states and western Canada and 259 company-owned retail stores in 28 states following the closings announced today. Champion's homes are also sold by over 1,000 independent retail locations that have joined the Champion Home Center and Alliance of Champions retail distribution networks. Further information can be found on the company's website, www.championhomes.net.

         This news release contains certain statements, including earnings, revenues, and cash flow forecasts, projected number of sales centers, assessments of current industry conditions, company capacities, short-term and long-term goals, initiatives to implement change, and marketing and expansion strategies, which could be construed to be forward looking statements within the meaning of the Securities and Exchange Act of 1934. These statements reflect the company's views with respect to future plans, events and financial performance. The company does not undertake any obligation to update the information contained herein, which speaks only as of the date of this press release. The company has identified certain risk factors which could cause actual results and plans to differ substantially from those included in the forward looking statements. These factors are discussed in the company's most recently filed Form 10-K, and that discussion regarding risk factors is incorporated herein by reference.


                                      *****